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                                                                    EXHIBIT 4.06


           AMENDED AND RESTATED NON-STATUTORY STOCK OPTION AGREEMENT
                             CYBERGUARD CORPORATION

This Stock Option Agreement ("Agreement") is entered into as of the 4th day of February, 1996, between CyberGuard Corporation (the "Corporation"), a Florida corporation having its principal office in Ft. Lauderdale, Florida, and Brian Foremny (the "Employee"), of the Corporation or one of its subsidiaries.

         1. THE OPTION. On February 4, 1996 the Corporation granted to the Employee a Non-Statutory Stock Option (the "Option"). On March 18, 1996, the Corporation's three-for-one stock split became effective and this Amended and Restated Non-Statutory Stock Option Agreement is being entered into to reflect that the number of shares subject to the Option has, as a result of the stock split, been multiplied by three and the per-share exercise price of the Option has been divided by three. As a result of the stock split, the Option granted February 4, 1996 is now an option to purchase an aggregate of 17,460 shares of Common Stock of the Corporation at the price of $5.50 per share, subject to the following terms and conditions:

                  (a) During the lifetime of the Employee, the Option shall be exercisable only by the Employee, and (except when Section 2 is applicable) only while the Employee continues as an employee of the Corporation.

                  (b) Notwithstanding any other provision of this Agreement, the Option shall expire no later than five years from the date of this Agreement, and shall not be exercisable thereafter.

                  (c) The number of shares of Common Stock with respect to which the Option may be exercised from time to time is limited to the following percentages of the aggregate number of shares optioned hereby:

                     (i)            From the date hereof and prior to the end of
                              one year from the date hereof, not more than thirty-three percent (33.333%);

                     (ii)           After the end of one year and prior to the
                              end of two years from the date hereof, not more than sixty-six percent (66.666%);

                     (iii)          After the end of two years from the date
                              hereof, one-hundred percent (100%).

                  (e) Upon a Change in Control, any outstanding Option shall immediately become exercisable. Notwithstanding the foregoing, the sale of the Corporation's real-time division to Concurrent Computer Corporation shall not constitute a Change of Control.

                  (f) In the event of a conflict between the provisions of this Agreement and any provisions of the written Employment Agreement between Employee and Corporation ("Employment Agreement"), the rights and duties as set forth in the Employment Agreement shall control.

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         2.       TERMINATION OF EMPLOYMENT

                  (a) Death, Disability and Termination of Employment. The rights of Employee upon Termination of employment for disability, for cause and without cause, and the rights of Employee's estate upon his death with respect to the Option are set forth in the Employment Agreement.

                  (b) Retirement. In the event of retirement of the Employee, the Option shall be exercisable by the Employee only within thirty-six
         (36) months following such cessation of employment, but no later than the expiration date described in Section 1(c) and to the extent that the Option was exercisable at the date of such cessation of employment, and no more.

         3. EXERCISE OF OPTION. The Option may be exercised by delivering to the Corporation at the office of the Corporate Secretary (i) a written notice, signed by the person entitled to exercise the Option, stating the number of shares such person then elects to purchase hereunder, (ii) payment in an amount equal to the full purchase price of the shares then to be purchased, and
(iii) in the event the Option is exercised by any person other than the Employee, evidence satisfactory to the Corporation that such person has the right to exercise the Option. Payment shall be made (a) in cash, (b) in previously acquired shares of Common Stock of the Corporation, valued at their Fair Market Value on the day preceding the exercise date of the Option, or (c) in any combination of cash and such shares. Shares tendered in payment of the purchase price which have been acquired through an exercise of a stock option shall have been held at least six (6) months prior to exercise of the Option. Upon the due exercise of the Option, the Corporation shall issue in the name of the person exercising the Option, and deliver to the Employee, one or more certificates for the shares in respect of which the Option shall have been so exercised. The Employee acknowledges that the Employee does not have any rights as a shareholder in respect of any shares as to which the Option shall not have been duly exercised and that no rights as a shareholder shall arise in respect of any such shares until and except to the extent that a certificate or certificates for such shares shall have been issued.

         4. PROHIBITION AGAINST TRANSFER. The Option and rights granted by the Corporation under this Agreement are not transferable except by will or the laws of descent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred except as aforesaid, pledged or hypothecated, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         5. ADJUSTMENTS. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, the number of shares subject to outstanding Options shall be increased or decreased in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change in corporate structure. The number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

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         6. EMPLOYMENT BY PARENT, SUBSIDIARY OR SUCCESSOR. For the purpose of this Agreement, employment by a parent or subsidiary of or a successor to the Corporation shall be considered employment by the Corporation. "Parent" and "subsidiary" as used herein shall have the meaning of "parent" and "subsidiary corporation," respectively, as defined in Section 424 of the Internal Revenue Code of 1986, as amended, or subsequent comparable statute.

         7. COMMITTEE. The Committee administering the Corporation's Stock Incentive Plan shall have authority, subject to the express provisions of this Option Agreement, to construe this Agreement and to correct any defect or supply any omission or reconcile any inconsistency between this Agreement and the Employment Agreement.

         8. MISCELLANEOUS. Words such as "herein", "hereof" and "hereunder" when used in this Agreement shall refer to this Agreement as a whole unless the context otherwise requires. This Agreement, together with any written Employment Agreement between Employee and Corporation, constitute the entire agreement and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof, and, except as expressly provided herein and therein, are not intended to confer upon any person other than the parties hereto any rights or remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement may be amended or modified only in a written document executed by both of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement in duplicate as of the day and year first above written.

                                            CYBERGUARD CORPORATION


                                            By:
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                                               Robert L. Carberry
                                               President



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                                            FOREMNY